Exhibit 99.1

SailPoint Extends Leadership Team to Support Global Growth and Pace of Innovation

AUSTIN, April 2, 2020 – SailPoint Technologies Holdings, Inc. (NYSE: SAIL), the leader in identity management, today announced three leadership appointments to support the company’s global growth and increased pace of innovation. These new appointments include: Grady Summers as Executive Vice President of Solutions and Technology; Asanka Jayasuriya as Senior Vice President of Engineering and Chief Technology Officer (CTO) and Steve Bradford as Senior Vice President, EMEA.

Grady will be responsible for driving SailPoint’s technology roadmap and solution strategy, ensuring strong and consistent execution across SailPoint’s identity portfolio. Meanwhile, Asanka will be responsible for the entire engineering organization across all products and DevOps and the responsibilities of the CTO. Steve will be responsible for driving consistent growth across our EMEA business.

“Grady, Asanka and Steve join SailPoint at a time where we continue to outpace the market in delivering unique SaaS-driven innovations that meet the evolving needs of businesses worldwide. Together, they round out our leadership team, bringing impressive backgrounds that span software, SaaS and security,” said Mark McClain, SailPoint CEO. “As we increasingly shift our business towards SaaS on a global basis, they will each bring invaluable insight, vision and leadership needed to help us chart our next phase of growth and innovation as a company.”

Grady Summers has served in technology and leadership positions for over 20 years. He was most recently the Executive Vice President of Products and Customer Success at FireEye. In his two roles prior to that, Grady was a Principal at Ernst and Young, helping to lead the firm’s information security practice, and the Chief Information Security Officer (CISO) at General Electric, overseeing a large global cybersecurity organization. Grady will join SailPoint as  Executive Vice President of Solutions and Technology, effective April 13, 2020.

Asanka Jayasuriya brings over 20 years of SaaS and software engineering expertise and technical leadership to SailPoint. Most recently, he served as the Senior Vice President of Engineering for InVision. Previously, he was a head of engineering at Atlassian, and before that, built a large software development center for Amazon. Asanka will join SailPoint as Senior Vice President of Engineering and CTO, effective April 13, 2020.

Steve Bradford brings to SailPoint nearly 30 years in IT, with more than 20 years spent selling enterprise software and SaaS solutions. He joins the company from Automation Anywhere, where he served as the company’s Vice President of Europe. Previously, he held senior sales leadership roles at ServiceNow, Salesforce, SAP and IBM. Steve will join SailPoint as Senior Vice President, EMEA, effective April 6, 2020.

About SailPoint

SailPoint, the leader in identity management, delivers an innovative approach to securing access across the enterprise with the SailPoint Predictive IdentityTM platform. With SailPoint, enterprises can ensure that everyone and everything has the exact access they need, exactly when they need it, intuitively and automatically. Powered by patented Artificial Intelligence (AI) and Machine Learning (ML) technologies, the SailPoint Predictive IdentityTM platform is designed to securely accelerate the business while delivering adaptive security, continuous compliance and improved business efficiency. As an identity pioneer and market leader serving some of the world’s most prominent global companies, SailPoint consistently pushes the industry to rethink identity to the benefit of their customers’ dynamic business needs.

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Investor Relations

ICR for SailPoint

Brian Denyeau, 512-664-8916

investor@sailpoint.com

or

Media Relations

SailPoint Technologies Holdings, Inc.

Jessica Sutera, 978-278-5411
Jessica.Sutera@sailpoint.com